Exhibit (d)(18)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of April 11, 2014 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Lord, Abbett & Co. LLC, a Delaware limited liability company (“Lord Abbett” or “Adviser”).

FMG LLC and Lord Abbett agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints Lord Abbett to serve as the Adviser to an Allocated Portion of AXA/Lord Abbett Micro Cap Portfolio (“New Portfolio”).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/Lord Abbett Large Cap Core Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolios specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond August 31, 2014 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning April 11, 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		LORD, ABBETT & CO. LLC

By:	/s/ Steven M. Joenk	By:	/s/ Lawrence H. Kaplan
	Steven M. Joenk		Name: Lawrence H. Kaplan
	Chairman, Chief Executive Officer and President		Title: Member

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee**
EQ/Lord Abbett Large Cap Core Portfolio	0.35% of the Portfolio’s average daily net assets up to and including $200 million; 0.30% of the Portfolio’s average daily net assets over $200 million and up to and including $400 million; and 0.25% of the Portfolio’s average daily net assets in excess of $400 million.

AXA/Lord Abbett Micro Cap Portfolio*	0.90% of the Lord Abbett Allocated Portion’s average daily net assets.

*	Fee to be paid with respect to each Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser, which may be referred to as the “Lord Abbett Allocated Portion”.
**	The daily advisory fee for each Portfolio is calculated by multiplying the aggregate net assets advised by Adviser at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.